Exhibit 32.2

CERTIFICATION OF PERIODIC FINANCIAL REPORT PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002, 18 U.S.C. SECTION 1350

The undersigned hereby certifies that he is the duly appointed and acting Chief Operating Officer of Navidea Biopharmaceuticals, Inc. (the “Company”) and hereby further certifies as follows:

(1) The periodic report containing financial statements to which this certificate is an exhibit fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the periodic report to which this certificate is an exhibit fairly presents, in all material respects, the financial condition and results of operations of the Company.

In witness whereof, the undersigned has executed and delivered this certificate as of the date set forth opposite his signature below.

May 10, 2017	/s/ Jed A. Latkin
Jed A. Latkin
Chief Operating Officer and Chief Financial Officer
(principal financial and accounting officer)